Exhibit B-178

                                 PLAN OF MERGER
                                 --------------

         Plan of Merger, dated as of September 4, 1974, by the Board of Directors of STURGEON ELECTRIC COMPANY, INC., a Michigan corporation
("Sturgeon"), and the Board of Directors of HARSUB, INC., a Michigan corporation ("Subsidiary"), said Sturgeon and Subsidiary being sometimes referred to herein jointly as the "Constituent Corporations."

           WHEREAS, Subsidiary is a wholly-owned subsidiary of HARLAN
               ELECTRIC, INC., a Michigan corporation ("Harlan");

            WHEREAS, a certain Agreement and Plan of Reorganization dated as of September 4, 1974 (the "Reorganization Agreement") by and between Sturgeon, Subsidiary and Harlan provides for the merger (the "Merger") of Subsidiary into Sturgeon, with Sturgeon being the Surviving Corporation.

            WHEREAS, the authorized capitalization of Sturgeon consists solely of 100,000 shares of Common Stock, no par value, (i) 50,000 shares of which are designated as voting stock (the "Sturgeon Voting Common Stock"), and (ii) 50,000 shares of which are designated as non-voting stock (the "Sturgeon Non-Voting Common Stock"); and 30,500 shares of Sturgeon Voting common Stock and 18,120 shares of Sturgeon Non-Voting Common Stock have been issued and are outstanding.

            WHEREAS, the authorized capitalization of Subsidiary consists solely of 50,000 shares of Common Stock, $.01 par value ("Subsidiary Common Stock"), of which 100 shares are issued and outstanding and are owned, both beneficially and of record, by Harlan; and

            WHEREAS, the authorized capitalization of Harlan consists solely of 1,500,000 shares of Common Stock, $1.00 par value ("Harlan Common Stock"), and Harlan has authorized the issuance and delivery of a maximum of 330,616 shares of Harlan Common Stock pursuant to the terms and conditions of this Plan of Merger.

            NOW, THEREFORE, the plan for the consummation of the merger of Subsidiary with and into Sturgeon is as follows:

                                    ARTICLE I

                                   The Merger
                                   ----------
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            Subsidiary shall be merged with and into Sturgeon in accordance with the laws of the State of Michigan. Sturgeon shall be the Surviving Corporation and shall be governed by the laws of the State of Michigan.


                                   ARTICLE II

                       Terms and Conditions of the Merger
                       ----------------------------------

            A. The Merger shall be consummated upon the filing with the Department of Commerce, Corporation Division of the State of Michigan of a Certificate of Merger in the form required by the Michigan Business Corporation Act.

            The date upon which such event shall occur shall be, and is referred to herein as, the "Effective Date of the Merger." Upon the Effective Date of the Merger, the separate existence of Subsidiary shall cease, except as such existence may be extended by statute.

            B.    On the Effective Date of the Merger:

            1. The By-Laws of Subsidiary then in effect shall be and constitute the By-Laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed.

            2.    The directors of the Surviving Corporation shall be:

            Dwight L. Johnson             A. B. Baumgartner
            Thomas N. Frisby              John M. Harlan
            Richard E. Thompson, Jr.

            3. Article III of the Articles of Incorporation of Sturgeon is hereby amended to read as set forth below, and the Articles of Incorporation of Sturgeon as so amended shall be the Articles of Incorporation of the Surviving
Corporation:


                                 "ARTICLE THREE

            The total authorized capital stock of the corporation is 50,000 shares of Common Stock, $.01 par value. The corporation has only one class of stock."

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            C. From and after the  Effective  Date of the Merger  the  Surviving
Corporation shall have the right, privileges, immunities and franchises, public and private, of each of the Constituent Corporations; and all property, real,
personal  and  mixed,  and  all  debts  due  on  whatever   account,   including
subscriptions to shares, and all other choses in action. All interests of or belong to or due to either of the Constituent Corporations shall thereupon be deemed to be transferred to and vested in the Surviving Corporation without act or deed and no title to any real estate or any interest therein vested in either of the Constituent Corporations shall revert or be in any way impaired because of the Merger.

            D. From and after the Effective Date of the Merger the Surviving Corporation shall thenceforth be responsible for obligations of each of the Constituent Corporations and each claim existing and each action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in the place of such Constituent Corporation. No right of any creditor of either Constituent Corporation and no lien upon the property of either Constituent Corporation shall be impaired by the Merger.


                                   ARTICLE III

                        Conversion of Shares of Sturgeon
                        --------------------------------

            A. The manner of converting shares of the outstanding capital stock of Sturgeon shall be as follows:

            1. On the Effective Date of the Merger each share of Sturgeon Voting Common Stock outstanding immediately prior to the Effective Date of the Merger shall be converted by virtue of the Merger and without any action on the part of the holders thereof into 6.8 shares of Harlan Common Stock.

            2. On the Effective Date of the Merger each share of Sturgeon Non-Voting Common Stock outstanding immediately prior to the Effective Date of the Merger shall be converted by virtue of the Merger and without any action on the part of the holders thereof into 6.8 shares of Harlan Common Stock.



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            B. No  fractional  shares of Harlan  Common Stock shall be issued in connection with the Merger. In lieu of any fractional share of Harlan Common Stock to which any holder of Sturgeon Voting Common Stock and/or Sturgeon Non-Voting Common Stock would have been entitled on the basis of the conversion ratio provided in Section A of this Article III, there shall be paid to such holder the cash value of such fractional share of Harlan Common Stock. For purposes of determining the cash value of said fractional share, each full share of Harlan Common Stock shall be deemed to have a value of $11.20.

            C. All shares of Sturgeon Voting Common Stock and/or Sturgeon Non-Voting Common Stock held immediately prior to the Effective Date of the Merger in treasury by Sturgeon shall cease to exist and be cancelled on the Effective Date of the Merger.

            D. After the Effective Date of the Merger each holder of a certificate or certificates evidencing shares of the outstanding Sturgeon Voting Common Stock and Sturgeon Non-Voting Common Stock shall surrender same to Harlan and receive in exchange therefor a new certificate evidencing shares of Harlan Common Stock in accordance with the provisions of Section A of this Article III.


                                   ARTICLE VI

                               Waiver or Amendment
                               -------------------

            Any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the Constituent Corporations is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such Constituent Corporation, or may be amended or modified in whole or in any part at any time by an agreement in writing after authorization by the Boards of Directors of the Constituent Corporations.


                                   ARTICLE VII

                               Further Assurances
                               ------------------

            If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances

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or assurances  in law are necessary or desirable to vest,  perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Constituent Corporations, or otherwise to carry out the provisions hereof, the proper officers and directors of the Constituent Corporations immediately prior to the Effective Date of the Merger shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the provisions hereof.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be signed by its officers thereunto duly authorized.

            E. All shares of Harlan Common Stock into which shares of Sturgeon stock shall have been converted pursuant to this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

            F. Upon the Effective Date of the Merger, the holders of certificates representing shares of stock of Sturgeon outstanding at such time shall cease to have any rights with respect to such stock and their sole rights shall be with respect to the Harlan Common Stock into which their shares of Sturgeon stock have been converted by the Merger as herein provided.


                                   ARTICLE IV

                       Conversion of Shares of Subsidiary
                       ----------------------------------

            A. On the Effective Date of the Merger each share of Subsidiary Common Stock outstanding immediately prior to the Effective Date of the Merger shall be converted by virtue of the Merger and without any action on the part of the holder thereof into 1 share of the Common Stock, $.01 par value, of the Surviving Corporation, and all of such shares shall be owned by Harlan.

            B. After the Effective Date of the Merger Harlan shall surrender to the Surviving Corporation a certificate evidencing 100 shares of outstanding Subsidiary Common Stock and

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receive in  exchange  therefor a new  certificate  evidencing  100 shares of the
Common Stock, $.01 par value, of the Surviving Corporation.


                                    ARTICLE V

                               Abandonment of Plan
                               -------------------

            This Plan of Merger will be terminated and the Merger abandoned automatically in the event of the termination or abandonment of the Reorganization Agreement pursuant to Article 9. Thereof.


Executed:                           STURGEON ELECTRIC COMPANY, INC.
September 7, 1974


                                    By /s/ D. L. Johnson
                                       ---------------------------
                                          Dwight L. Johnson
                                          President


Attest:


-------------------------------
                  Secretary


Executed:                           HARSUB, INC.
September 10, 1974


                                    By /s/ J. M. Harlan
                                       ---------------------------------
                                          John M. Harlan
                                          President


Attest:


-----------------------------
                  Secretary

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